UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 31, 2004
Date of Report
(Date of earliest event reported)

CORIXA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22891	91-1654387
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1900 9th Avenue, Suite 1100, Seattle, WA 98101
(Address of principal executive offices, including Zip Code)

(206) 366-3700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.02. Termination of a Material Definitive Agreement.

Collaboration Agreement

     On December 31, 2004 and in connection the closing of the sale of the Bexxar® product and related assets to SmithKline Beecham Corporation, or GSK, Corixa Corporation, or Corixa, its wholly-owned subsidiary, Coulter Pharmaceutical, Inc., or Coulter, and GSK terminated the Collaboration Agreement, dated as of October 23, 1998, as amended on October 23, 1998, November 30, 1998, December 3, 1998, April 20, 2000, February 12, 2001, October 18, 2001 and May 22, 2003, which was filed with the Commission by Coulter on March 30, 1999 as an exhibit to its annual report on Form 10-K (File No. 0-21905) and by Corixa on June 24, 2002 as an exhibit to its annual report on Form 10-K/A (File No. 0-22891). Under the terms of the agreement, as amended, Coulter granted GSK joint marketing rights in the United States for purposes of developing and commercializing the Bexxar® product. The agreement provided that GSK would participate in the administration, management and funding of clinical trials with respect to the product and the planning, management and funding of the manufacturing development for the product. The agreement also provided that Coulter and GSK would share certain costs relating to the clinical and manufacturing development activities.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Closing of the Sale of Bexxar to GSK

     On December 31, 2004, pursuant to the Asset Purchase Agreement entered into among Corixa, Coulter and GSK, dated as of December 12, 2004, Corixa and Coulter completed the previously announced sale of all of their right, title and interest in and to the Bexxar therapeutic regimen, together with various related assets, to GSK in exchange for an agreement by GSK to assume Corixa and Coulter’s contractual and regulatory obligations with respect to the Bexxar therapeutic regimen and to make contingent royalty, milestone and other payments to Corixa based on future sales and regulatory developments with respect to the Bexxar product. The material terms of the Asset Purchase Agreement are described in the current report on Form 8-K, dated December 12, 2004 (File No. 0-22891), that Corixa filed with the Commission on December 14, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORIXA CORPORATION

Date: January 6, 2005	By:	/s/ Michelle Burris

	Name:	Michelle Burris
	Its:	Senior Vice President, Chief Financial Officer